August 21, 2012 4th Quarter 2012 Earnings Call

Disclaimer This presentation may contain statements that relate to future events and expectations and, as such, constitute "forward-looking statements" within the meaning of the federal securities laws. These statements can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions. These statements are based on management’s current expectations and assumptions about the industries in which Globe operates. Globe disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties described in Globe’s most recent Annual Report on Form 10-K, including under “Special Note Regarding Forward-Looking Statements” and “Risk Factors” and Globe’s quarterly reports on Form 10-Q. These reports can be accessed through the “Investors” section of Globe’s website at www.glbsm.com. All references to “MT” or “tons” mean metric tons, each of which equals 2,204.6 pounds.

4th Quarter 2012 Financial Highlights EBITDA on a comparable basis in the fourth quarter increased 10% from the third quarter Total shipments in the fourth quarter increased due to the timing of customer shipments and the acquisition of Quebec Silicon Cost per ton of goods sold declined 3% primarily due our high quality Alden coal. EBITDA on a comparable basis totaled $32.5 million in the quarter, which was a $3.1 million increase from the third quarter Generated cash from operations of $56.2 million in the fourth quarter, up from $23.0 in the third quarter 1

4th Quarter 2012 Reported Results 2

4th Quarter 2012 Special Items 3

Pro Forma Adjusted Income Statement Summary 4

Sequential Quarter Pro Forma Sales Bridge 5 Sequential Quarter Sales Bridge, $m

Sequential Quarter Pro Forma EBITDA Bridge 6 Sequential Quarter EBITDA Bridge, $m

Cash Flow Overview 7

August 21, 2012 4th Quarter 2012 Earnings Call